As filed with the Securities and Exchange Commission on May 12, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN WATER WORKS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0063696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1025 Laurel Oak Road, Voorhees, NJ	08043
(Address of Principal Executive Offices)	(Zip Code)

American Water Works Company, Inc. 2017 Omnibus Equity Compensation Plan

(Full title of the plan)

Susan N. Story President and Chief Executive Officer American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, NJ 08043 (856) 346-8200	Michael A. Sgro Executive Vice President, General Counsel and Secretary American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, NJ 08043 (856) 346-8200

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Jeffrey M. Taylor

Chief SEC & Corporate Governance Counsel and Assistant Secretary

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, NJ 08043

(856) 346-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
	(Do not check if a smaller reporting company)	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	7,180,623 shares(2)	$75.54	$542,424,261.42	$62,866.97

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices of the common stock of American Water Works Company, Inc. (the “Registrant”) reported on the New York Stock Exchange on May 10, 2017.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.*

Item 2.Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rules 424 and 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 21, 2017;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the Commission on May 3, 2017;

(c)	Current Report on Form 8-K filed with the Commission on May 12, 2017; and

(d)	The description of the Registrant’s common stock set forth in its registration statement on Form 8-A, filed with the Commission on April 22, 2008.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of filing of this registration statement and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

The validity of the shares of the Registrant’s common stock subject to this registration statement that are originally issued under the American Water Works Company, Inc. 2017 Omnibus Equity Compensation Plan (the “Plan”) has been passed upon by Jeffrey M. Taylor, the Registrant’s Chief SEC & Corporate Governance Counsel and Assistant Secretary. As of the date of this registration statement, Mr. Taylor owns approximately 69 shares of the Registrant’s common stock, 456 restricted stock units, none of which are vested, 1,331 performance stock units, none of which are vested, and options to purchase 2,185 shares of the Registrant’s common stock, of which options to purchase 728 shares of the Registrant’s common stock are vested.  In addition, Mr. Taylor is eligible to be participant, and is a participant, under the Plan, and as such may from time to time receive awards involving shares of the Registrant’s common stock to be offered and sold under the Plan.

Item 6.Indemnification of Directors and Officers.

Pursuant to the authority conferred by Section 102(b)(7) of the General Corporation Law of the State of General (the “DGCL”), Article VIII of the Registrant’s Restated Certificate of Incorporation (the “Restated Certificate”) provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of the Restated Certificate further provides that any repeal or modification of Article VIII by the stockholders of the Registrant shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Registrant existing at the time of such repeal or modification.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article IX of the Restated Certificate provides that each person who is or was or had agreed to become a director or officer of the Registrant, and each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Registrant to the fullest extent permitted from time to time by applicable law.

Article X of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) generally provides that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists now or as it may be hereinafter amended, but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted the Registrant to provide prior to such amendment), any director or officer of the Registrant (and certain other persons), and the heirs, executors, administrators or estate of such persons (collectively, “Covered Persons”), who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, investigative, legislative or otherwise and whether formal or informal (other than an action by or in the right of the Registrant), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a covered proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In the case of any action, suit or proceeding by or in the right of the Registrant in which such person shall have been adjudged to be liable to the Registrant, the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any Covered Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any covered proceeding by or in the right of the Registrant against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article X of the Bylaws also provides that expenses (including attorneys’ fees) incurred by any Covered Person in defending any covered proceeding shall be paid by the Registrant in advance of the final disposition of such proceeding within 10 calendar days after the receipt by the Registrant of a statement or statements from the claimant requesting such advance or advances from time to time; provided, that the payment of such expenses incurred by a Covered Person in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking in writing by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Covered Person is not entitled to be indemnified for such expenses.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

The Registrant has obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the Registrant may, in such capacities, incur.

 Item 7.Exemption From Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit No.	Description

4.1

American Water Works Company, Inc. 2017 Omnibus Equity Compensation Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed with the Commission on March 27, 2017 (File No. 1-34028)).

5.1	Opinion of Jeffrey M. Taylor, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jeffrey M. Taylor, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Voorhees, state of New Jersey, on May 12, 2017.

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ SUSAN N. STORY
Name:	Susan N. Story
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Susan N. Story, Linda G. Sullivan and Michael A. Sgro, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to do any and all acts and things in his or her name and on his or her behalf in his or her capacity as a director and/or officer and to execute any and all documents for him or her in such capacity, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including, without limitation, the execution and filing with the Securities and Exchange Commission of any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ SUSAN N. STORY	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2017
Susan N. Story

/s/ LINDA G. SULLIVAN	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 12, 2017
Linda G. Sullivan

/s/ MELISSA K. WIKLE	Vice President and Controller (Principal Accounting Officer)	May 12, 2017
Melissa K. Wikle

/s/ JULIE A. DOBSON	Director	May 12, 2017
Julie A. Dobson

/s/ PAUL J. EVANSON	Director	May 12, 2017
Paul J. Evanson

/s/ MARTHA CLARK GOSS	Director	May 12, 2017
Martha Clark Goss

/s/ VERONICA M. HAGEN	Director	May 12, 2017
Veronica M. Hagen

/s/ JULIA L. JOHNSON	Director	May 12, 2017
Julia L. Johnson

/s/ KARL F. KURZ	Director	May 12, 2017
Karl F. Kurz

/s/ GEORGE MacKENZIE	Chairman of the Board (Director)	May 12, 2017
George MacKenzie

EXHIBIT INDEX

Exhibit No.	Description

4.1

American Water Works Company, Inc. 2017 Omnibus Equity Compensation Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed with the Commission on March 27, 2017 (File No. 1-34028)).

5.1	Opinion of Jeffrey M. Taylor, Esq.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jeffrey M. Taylor, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).